Exhibit 99.2
Contact:	Adam Mazur
Rubenstein PR
212-843-8073
amazur@rubensteinpr.com

Tim Clemensen
Rubenstein IR
212-843-9337
tclemensen@rubensteinir.com

FOR IMMEDIATE RELEASE

SulphCo® Announces Modification of Stock Option and Lockup Agreements

Houston, TX., December 11, 2007 — SulphCo®, Inc. (the “Company”) (Amex: SUF) announced that the Stock Option Agreement and Lockup Agreement dated April 24, 2007 among Dr. Rudolf W. Gunnerman, the Company's former Chairman and CEO, his wife Doris Gunnerman (the “Gunnermans”), and persons or entities holding options to purchase common stock of the Company from the Gunnermans (“Optionees”), were amended by Amendment No.1 to Stock Option Agreement and Lockup Agreement dated November 27, 2007 (the “Amendment”). The Amendment provides:

1.	The right of Optionees to exercise their option to purchase 1,500,000 shares of the Company’s common stock from the Gunnermans is extended from December 27, 2007 through February 29, 2008.

2.
Notwithstanding the restrictions on transfer contained in the Lockup Agreement, the Gunnermans may transfer an amount equal to up to 1% of the outstanding common stock of the Company each three months pursuant to an SEC Rule 10b5-1 plan.

All restrictions on purchases and sales of Company common stock by the Gunnermans pursuant to the Lockup Agreement expire on December 31, 2007.

About SulphCo®, Inc.

SulphCo® has developed a patented safe and economic process employing ultrasound technology to desulfurize and hydrogenate crude oil and other oil related products. The Company's technology is designed to upgrade sour heavy crude oils into sweeter, lighter crude oils, producing more gallons of usable oil per barrel.

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.